Exhibit 99.1
CONTACT:
Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
AMERISTAR CASINOS REPORTS THIRD QUARTER 2009 RESULTS
*	Adjusted EBITDA Declined Only 2.1% Year Over Year Despite a Net Revenue Decrease of 6.8%

*	Adjusted EBITDA Margin Improved 1.3 Percentage Points Over Prior-Year Third Quarter

*	Ameristar Black Hawk Net Revenue Up 24.2% Year Over Year Following Implementation of Regulatory Enhancements

*	Additional Growth at Ameristar Black Hawk Following September 29 Opening of 536-Room Luxury Hotel and Spa
LAS VEGAS, Wednesday, November 4, 2009 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the third quarter of 2009.
“In the third quarter, Ameristar once again demonstrated its ability to produce solid financial results during challenging economic conditions,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer. “This has been particularly evident at our Black Hawk property, where favorable regulatory reform spurred third quarter year-over-year net revenue growth of 24.2% that, combined with our cost controls put in place over the past year, drove a 58.3% improvement in Adjusted EBITDA and a 7.9 percentage-point increase in the related margin. Additionally, we are pleased by the overwhelmingly positive guest reaction to our new Black Hawk hotel and spa, which offers resort destination amenities and services that are unprecedented in the greater Denver gaming market. The synergy created between the September 29 opening of the hotel and the casino’s recently introduced 24-hour operations, increased bet limits and expanded table games has resulted in a substantial improvement in Ameristar Black Hawk’s net revenues and an even more substantial improvement in Adjusted EBITDA.”

Please refer to the tables beginning on page 10 of this release for the reconciliation of the non-GAAP financial measures EBITDA, Adjusted EBITDA and Adjusted EPS reported throughout this release. Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

Third Quarter 2009 Results
Net revenue decreased 6.8%, from $321.4 million in the prior-year quarter to $299.4 million in the third quarter of 2009, mostly as a result of recessionary market pressures. For the third quarter of 2009, we generated operating income of $51.0 million, compared to $46.2 million in the same period in 2008. Adjusted EBITDA for the third quarter of 2009 decreased 2.1% to $79.3 million, compared to $81.0 million in the 2008 third quarter. However, Adjusted EBITDA margin increased 1.3 percentage points to 26.5%, compared to 25.2% in the third quarter of 2008.
“Favorable regulatory changes affecting three of our properties and the effective implementation of our cost initiatives enabled five of our locations — Black Hawk, Kansas City, St. Charles, Jackpot and Council Bluffs — to report Adjusted EBITDA margin growth when compared to the prior-year third quarter,” Kanofsky said. “East Chicago maintained its Adjusted EBITDA margin, in spite of the more challenging competitive conditions in that market. Vicksburg was the only Ameristar property that reported a decline in Adjusted EBITDA margin. We believe this property has been negatively impacted by the entry of a new competitor into that market in October 2008 and higher fixed costs for the expanded facility.”
For the three months ended September 30, 2009 and 2008, our effective tax rate was 33.2% and 44.7%, respectively. The decrease in the tax rate was mostly due to the permanent reversal of certain contingent tax liabilities and the absence in 2009 of non-deductible costs we incurred in 2008 associated with Missouri and Colorado ballot initiatives. For the third quarter of 2009, the Company’s net income of $14.5 million, or $0.25 per diluted share, was relatively unchanged year over year. Savings realized from our leaner cost structure were offset by higher borrowing costs resulting from the Company’s debt restructuring to address upcoming maturities under our senior credit facility, which is described below. Additionally, net income and diluted EPS for the third quarter of 2009 were favorably impacted by the decrease in the tax rate from the previously mentioned reversal of contingent tax liabilities. Adjusted EPS was $0.27 for the quarter ended September 30, 2009, compared to $0.34 for the 2008 third quarter.

Additional Financial Information
Debt. We are currently addressing the outstanding balance of our revolving credit facility by requesting the lenders to extend the maturity date from November 2010 to August 2012. We expect to secure extensions on the vast majority of the principal outstanding under the revolving credit facility. Any balance that is not extended is expected to be retired timely through free cash flow. The maturity date extension will require us to pay upfront fees and a higher interest rate on the extended portion of the revolving loans.
At September 30, 2009, the face amount of our outstanding debt was $1.68 billion. Net repayments in the third quarter of 2009 totaled $1.2 million. At September 30, 2009, our total leverage and senior leverage ratios (each as defined in the senior credit facility) were required to be no more than 6.00:1 and 5.75:1, respectively. As of that date, our total leverage ratio and senior leverage ratio were each 4.91:1.
Interest Expense. For the third quarter of 2009, net interest expense was $30.1 million, compared to $19.0 million in the prior-year third quarter. The increase was due mostly to higher interest rate add-ons resulting from a March 2009 amendment to the senior credit facility and the May 2009 issuance of our 9-1/4% senior unsecured notes due in 2014. Capitalized interest increased from $1.6 million for the third quarter of 2008 to $4.2 million in the 2009 third quarter, due mostly to increased construction in progress associated with the Black Hawk hotel and a higher weighted-average borrowing rate.
Stock-Based Compensation. For the quarter ended September 30, 2009, stock-based compensation expense was $4.1 million, compared to $2.2 million in the prior-year third quarter.
Capital Expenditures. For the third quarter of 2009, capital expenditures were $33.3 million, including $15.3 million for the Black Hawk hotel construction.

Dividends. During the third quarter of 2009, our Board of Directors declared two dividends, each in the amount of $0.105 per share, which we paid on July 27 and October 6.
Outlook
“Over the last 12 months, we have substantially reduced operating costs and believe we can sustain these savings,” Kanofsky said. “The enhanced flexibility built into our operating structure over the last year has enabled us to maximize margins without adversely affecting the guest experience. At Ameristar Black Hawk, this operating structure has helped maximize Adjusted EBITDA from net revenues that have risen significantly following the regulatory enhancements and the hotel opening. We are confident that we are well-positioned for efficient profitability growth in our other markets when our revenue trends improve with the regional economies.
“As a result of the opening of the Black Hawk hotel, we anticipate decreases in capital spending and capitalized interest and increases in promotional spending, depreciation and free cash flow,” Kanofsky added. “We believe the utilization of the free cash flow to repay debt will also result in increased profitability and a further strengthening of our balance sheet.”
For the full year 2009, the Company currently expects:
•	depreciation to range from $106 million to $107 million.

•	interest expense, net of capitalized interest, to be between $106 million and $107 million, including non-cash interest expense of approximately $8.2 million.

•	the combined state and federal income tax rate to be in the range of 41% to 42%.

•	capital spending of $157 million to $159 million.

•	capitalized interest of $9.0 million to $9.3 million.

•	non-cash stock-based compensation expense of $12.8 million to $13.3 million.

Conference Call Information
We will hold a conference call to discuss our third quarter results on Wednesday, November 4, 2009 at 11 a.m. EST. The call may be accessed live by dialing (888) 694-4728 toll-free domestically, or (973) 582-2745, and referencing conference ID number 36216401. Conference call participants are requested to dial in at least five minutes early to ensure a prompt start. Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our web site — www.ameristar.com — by clicking on “About Us/Investor Relations” and selecting the “Webcasts and Events” link. A copy of the slides will be available in the corresponding “Earnings Releases” section one-half hour before the conference call. In addition, the call will be recorded and can be replayed from November 4, 2009 at 2:30 p.m. EST until November 18, 2009 at 11:59 p.m. EST. To listen to the replay, call toll-free domestically (800) 642-1687, or (706) 645-9291, and reference the conference ID number above.
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2008, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest-quality guest service has earned it leading positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa St. Charles (greater St. Louis); Ameristar Casino Hotel East Chicago (Chicagoland area); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb., and southwestern Iowa); Ameristar Casino Hotel Vicksburg (Jackson, Miss., and Monroe, La.); Ameristar Casino Resort Spa Black Hawk (Denver metropolitan area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ web site at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUES:
Casino	$311,143	$329,841	$949,547	$1,000,514
Food and beverage	31,198	39,636	103,970	120,521
Rooms	16,598	15,868	47,084	42,197
Other	8,197	10,120	25,012	29,806

	367,136	395,465	1,125,613	1,193,038
Less: promotional allowances	(67,706)	(74,064)	(201,444)	(218,772)

Net revenues	299,430	321,401	924,169	974,266

OPERATING EXPENSES:
Casino	135,418	151,666	421,898	465,163
Food and beverage	16,186	18,941	49,270	56,643
Rooms	2,162	2,856	6,496	8,584
Other	3,593	5,318	11,340	16,568
Selling, general and administrative	64,995	69,494	180,579	201,766
Depreciation and amortization	26,106	26,773	78,807	78,901
Impairment loss on assets	12	110	107	129,449

Total operating expenses	248,472	275,158	748,497	957,074

Income from operations	50,958	46,243	175,672	17,192

OTHER INCOME (EXPENSE):
Interest income	122	190	390	593
Interest expense, net of capitalized interest	(30,100)	(19,034)	(72,617)	(56,849)
Loss on early retirement of debt	(155)	—	(5,365)	—
Net loss on disposition of assets	(264)	(369)	(99)	(927)
Other	1,091	(1,132)	1,675	(1,459)

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)	21,652	25,898	99,656	(41,450)
Income tax provision (benefit)	7,190	11,566	41,013	(11,875)

NET INCOME (LOSS)	$14,462	$14,332	$58,643	$(29,575)

EARNINGS (LOSS) PER SHARE:
Basic	$0.25	$0.25	$1.02	$(0.52)

Diluted	$0.25	$0.25	$1.01	$(0.52)

CASH DIVIDENDS DECLARED PER SHARE	$0.21	$0.11	$0.32	$0.32

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	57,648	57,198	57,491	57,177

Diluted	58,647	57,597	58,233	57,177

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	September 30, 2009	December 31, 2008
Balance sheet data
Cash and cash equivalents	$132,124	$73,726
Total assets	$2,316,655	$2,225,238
Total debt, net of $13,508 discount at September 30, 2009	$1,665,427	$1,648,500
Stockholders’ equity	$394,668	$338,780

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Consolidated cash flow information
Net cash provided by operating activities	$86,040	$64,041	$212,244	$206,447
Net cash used in investing activities	$(40,165)	$(62,329)	$(136,569)	$(195,501)
Net cash used in financing activities	$(7,781)	$(12,665)	$(17,277)	$(41,196)

Net revenues
Ameristar St. Charles	$72,065	$73,070	$222,548	$220,085
Ameristar East Chicago	59,967	69,961	196,088	219,783
Ameristar Kansas City	57,528	59,795	176,354	183,657
Ameristar Council Bluffs	38,451	44,113	120,689	134,346
Ameristar Vicksburg	27,918	34,879	92,063	101,985
Ameristar Black Hawk	26,246	21,125	67,292	61,804
Jackpot Properties	17,255	18,458	49,135	52,606

Consolidated net revenues	$299,430	$321,401	$924,169	$974,266

Operating income (loss)
Ameristar St. Charles	$17,952	$14,816	$56,432	$45,694
Ameristar East Chicago	6,330	6,029	29,897	(104,752)
Ameristar Kansas City	15,087	12,224	47,635	37,731
Ameristar Council Bluffs	12,375	13,701	36,436	38,481
Ameristar Vicksburg	6,139	8,796	25,429	29,559
Ameristar Black Hawk	4,567	3,401	10,437	8,999
Jackpot Properties	4,171	3,908	11,471	9,624
Corporate and other	(15,663)	(16,632)	(42,065)	(48,144)

Consolidated operating income	$50,958	$46,243	$175,672	$17,192

EBITDA
Ameristar St. Charles	$24,439	$21,407	$76,534	$63,955
Ameristar East Chicago	10,220	9,678	40,973	(94,548)
Ameristar Kansas City	18,996	16,864	59,407	52,484
Ameristar Council Bluffs	15,078	16,182	44,838	47,225
Ameristar Vicksburg	10,092	13,200	37,642	41,174
Ameristar Black Hawk	7,456	6,116	18,871	17,434
Jackpot Properties	5,646	5,432	15,920	13,802
Corporate and other	(14,863)	(15,863)	(39,706)	(45,433)

Consolidated EBITDA	$77,064	$73,016	$254,479	$96,093

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Operating income (loss) margins (1)
Ameristar St. Charles	24.9%	20.3%	25.4%	20.8%
Ameristar East Chicago	10.6%	8.6%	15.2%	-47.7%
Ameristar Kansas City	26.2%	20.4%	27.0%	20.5%
Ameristar Council Bluffs	32.2%	31.1%	30.2%	28.6%
Ameristar Vicksburg	22.0%	25.2%	27.6%	29.0%
Ameristar Black Hawk	17.4%	16.1%	15.5%	14.6%
Jackpot Properties	24.2%	21.2%	23.3%	18.3%
Consolidated operating income margin	17.0%	14.4%	19.0%	1.8%

EBITDA margins (2)
Ameristar St. Charles	33.9%	29.3%	34.4%	29.1%
Ameristar East Chicago	17.0%	13.8%	20.9%	-43.0%
Ameristar Kansas City	33.0%	28.2%	33.7%	28.6%
Ameristar Council Bluffs	39.2%	36.7%	37.2%	35.2%
Ameristar Vicksburg	36.1%	37.8%	40.9%	40.4%
Ameristar Black Hawk	28.4%	29.0%	28.0%	28.2%
Jackpot Properties	32.7%	29.4%	32.4%	26.2%
Consolidated EBITDA margin	25.7%	22.7%	27.5%	9.9%

(1)	Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(2)	EBITDA margin is EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Ameristar St. Charles:
Operating income	$17,952	$14,816	$56,432	$45,694
Depreciation and amortization	6,487	6,591	20,102	18,261

EBITDA	$24,439	$21,407	$76,534	$63,955

Ameristar East Chicago:
Operating income (loss)	$6,330	$6,029	$29,897	$(104,752)
Depreciation and amortization	3,890	3,649	11,076	10,204

EBITDA	$10,220	$9,678	$40,973	$(94,548)

Ameristar Kansas City:
Operating income	$15,087	$12,224	$47,635	$37,731
Depreciation and amortization	3,909	4,640	11,772	14,753

EBITDA	$18,996	$16,864	$59,407	$52,484

Ameristar Council Bluffs:
Operating income	$12,375	$13,701	$36,436	$38,481
Depreciation and amortization	2,703	2,481	8,402	8,744

EBITDA	$15,078	$16,182	$44,838	$47,225

Ameristar Vicksburg:
Operating income	$6,139	$8,796	$25,429	$29,559
Depreciation and amortization	3,953	4,404	12,213	11,615

EBITDA	$10,092	$13,200	$37,642	$41,174

Ameristar Black Hawk:
Operating income	$4,567	$3,401	$10,437	$8,999
Depreciation and amortization	2,889	2,715	8,434	8,435

EBITDA	$7,456	$6,116	$18,871	$17,434

Jackpot Properties:
Operating income	$4,171	$3,908	$11,471	$9,624
Depreciation and amortization	1,475	1,524	4,449	4,178

EBITDA	$5,646	$5,432	$15,920	$13,802

Corporate and other:
Operating loss	$(15,663)	$(16,632)	$(42,065)	$(48,144)
Depreciation and amortization	800	769	2,359	2,711

EBITDA	$(14,863)	$(15,863)	$(39,706)	$(45,433)

Consolidated:
Operating income	$50,958	$46,243	$175,672	$17,192
Depreciation and amortization	26,106	26,773	78,807	78,901

EBITDA	$77,064	$73,016	$254,479	$96,093

RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
EBITDA	$77,064	$73,016	$254,479	$96,093
Black Hawk hotel pre-opening expenses	2,225	—	2,422	—
One-time non-cash adjustment to Black Hawk property taxes	—	—	1,276	—
Impairment loss on East Chicago intangible assets	—	—	—	129,000
East Chicago transition and rebranding costs	—	2,231	—	4,988
St. Charles and Vicksburg pre-opening expenses	—	563	—	2,725
Missouri and Colorado ballot initiative costs	—	5,185	—	6,323

Adjusted EBITDA	$79,289	$80,995	$258,177	$239,129

RECONCILIATION OF EPS TO ADJUSTED EPS
(Unaudited)
The following table sets forth a reconciliation of diluted earnings (loss) per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Diluted earnings (loss) per share (EPS)	$0.25	$0.25	$1.01	$(0.52)
Black Hawk hotel pre-opening expenses	0.02	—	0.03	—
Loss on early retirement of debt	—	—	0.06	—
One-time non-cash adjustment to Black Hawk property taxes	—	—	0.01	—
Impairment loss on East Chicago intangible assets	—	—	—	1.34
East Chicago transition and rebranding costs	—	0.02	—	0.06
St. Charles and Vicksburg pre-opening expenses	—	0.01	—	0.03
Missouri and Colorado ballot initiative costs	—	0.06	—	0.07

Adjusted diluted earnings per share (Adjusted EPS)	$0.27	$0.34	$1.11	$0.98

Use of Non-GAAP Financial Measures
Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentations of the following non-GAAP financial measures are important supplemental measures of operating performance to investors: earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA and adjusted diluted earnings per share (Adjusted EPS). The following discussion defines these terms and explains why we believe they are useful measures of our performance.
EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. In forecasting and measuring our core operating results and in comparing period-to-period results, management adjusts EBITDA, as appropriate, to exclude certain non-recurring items.
The measure adjusting for such items, which we refer to as Adjusted EBITDA, is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees. Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations. Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.
Adjusted EBITDA, as used in this press release, is EBITDA adjusted for impairment charges related to intangible assets, transition and rebranding costs, pre-opening expenses, ballot initiative costs and a one-time Black Hawk property tax adjustment. In future periods, the adjustments we make to EBITDA in order to calculate Adjusted EBITDA may be different than or in addition to those made in this release. The foregoing tables reconcile Adjusted EBITDA to EBITDA and operating income (loss), based upon GAAP.

Adjusted EPS
Adjusted EPS, as used in this press release, is diluted earnings (loss) per share, excluding the after-tax per-share impacts of impairment charges related to intangible assets, transition and rebranding costs, pre-opening expenses, ballot initiative costs, the one-time Black Hawk property tax adjustment and the loss on early debt retirement. Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analyses of past, present and future operating results and as a means to evaluate the results of our core ongoing operations. Adjusted EPS is a significant factor in the internal evaluation of total Company performance and incentive compensation for senior management. Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company. In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release. The foregoing table reconciles EPS to Adjusted EPS.
Limitations on the Use of Non-GAAP Measures
The use of EBITDA, Adjusted EBITDA and Adjusted EPS has certain limitations. Our presentation of EBITDA, Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
EBITDA, Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA, Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income, EPS or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA, Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
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